                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                            -----------------------

                                  SCHEDULE 13G
                                (Rule 13d-102)


            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No.     1     )
                                       -----------


                         PROSOFT I-NET SOLUTIONS, INC.
         -------------------------------------------------------------
                                (Name of Issuer)

                                 COMMON STOCK
         -------------------------------------------------------------
                        (Title of Class of Securities)

                                   743477101
         -------------------------------------------------------------
                                 (CUSIP Number)

                            -----------------------

-----------------------                                  ---------------------
  CUSIP NO. 743477101                  13G                PAGE 2 OF 5 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Donald L. Danks                         Social Security No.: ###-##-####

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
      N/A                                                       (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            706,500

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             706,500

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      706,500

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10
      N/A

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.3%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

ITEM 1(a) Name of Issuer:
          --------------

                             Prosoft I-Net Solutions, Inc.

ITEM 1(b) Address of Issuer's Principal Executive Offices:
          -----------------------------------------------

                              2333 North Broadway
                              Suite 300
                              Santa Ana, California 92706

ITEM 2(a) Name of Person Filing:
          ---------------------

                                     Donald L. Danks

ITEM 2(b) Address of Principal Business Office:
          ------------------------------------

                              2333 North Broadway
                              Suite 300
                              Santa Ana, California 92706

ITEM 2(c) Citizenship:
          -----------
                                      United States


ITEM 2(d) Title of Class of Securities:
          ----------------------------

                                      Common Stock

ITEM 2(e) CUSIP Number:
          ------------
                                      743477101


ITEM 3    If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b),
          -------------------------------------------------------------------
          check whether the person filing is a:
          -------------------------------------
                                      Not applicable

ITEM 4    Ownership:
          ---------

          (a) Amount Beneficially Owned:
              -------------------------

                                      706,500 shares

          (b) Percent of Class:
              ----------------
                                        6.3%

          (c) Number of shares as to which such person has:
              --------------------------------------------

              (i)   sole power to vote or to direct the vote:
                    ----------------------------------------

                                    706,500 shares

              (ii)  shared power to vote or to direct the vote:
                    ------------------------------------------

                                        -0-

              (iii) sole power to dispose or to direct the disposition of:
                    -----------------------------------------------------

                                    706,500 shares

              (iv)  shared power to dispose or to direct the disposition of:
                    -------------------------------------------------------

                                        -0-

ITEM 5    Ownership of Five Percent or Less of a Class:
          --------------------------------------------

                                 Not applicable

ITEM 6    Ownership of More than Five Percent on Behalf of Another Person:
          ---------------------------------------------------------------

                                 Not applicable

ITEM 7    Identification and Classification of the Subsidiary Which Acquired the
          ----------------------------------------------------------------------
          Security Being Reported on By the Parent Holding Company:
          --------------------------------------------------------

                                 Not applicable

ITEM 8    Identification and Classification of Members of the Group:
          ---------------------------------------------------------

                                 Not applicable

ITEM 9    Notice of Dissolution of Group:
          ------------------------------

                                 Not applicable

ITEM 10    Certification:
           -------------
                                Not applicable


                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 16, 1998

                                                /s/ DONALD L. DANKS
                                                -----------------------------
                                                Donald L. Danks